Exhibit 23.1

Consent of Independent Auditors

The Board of Directors and Shareholders

RLI Corp.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-01637 and 333-28625) of RLI Corp. of our reports dated January 22, 2002, with respect to the consolidated balance sheets of RLI Corp. and Subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of earnings and comprehensive earnings, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2001, and all related financial statement schedules, which reports are incorporated by reference in, or appear in (with respect to the schedules), the 2001 annual report on Form 10-K of RLI Corp.

Our reports refer to a change in accounting principle related to adopting the provisions of Statement of Financial Accounting Standards 133, “Accounting for Derivative Instruments and Hedging Activities.”

KPMG LLP

Chicago, Illinois

March 22, 2002

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